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                                                                     Exhibit 2.1





                              PURCHASE AGREEMENT

                                     among

                                   ZD INC.,

                           ZD HOLDINGS (EUROPE) LTD.

                                      and

                               HARTE-HANKS, INC.

                          Dated as of August 30, 1999






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                             EXHIBITS AND SCHEDULES

Exhibits

Exhibit A          List of Companies
Exhibit B          Form of Bill of Sale
Exhibit C          Form of Trademark Assignment
Exhibit D          Form of Assumption Agreement
Exhibit E          Form of Sellers' Closing Certificates
Exhibit F          Form of Buyer's Closing Certificate
Exhibit G          Form of Transition Services Agreement
Exhibit H          Form of Opinion of Counsel to Seller


Schedules

Schedule 1.1(b)    Software
Schedule 1.1(c)    Databases
Schedule 1.3       Excluded Assets
Schedule 1.4       Assumed Liabilities
Schedule 2.2(a)    Asset Purchase Price Allocation
Schedule 2.2(b)    Stock Purchase Price Allocation
Schedule 4.2       Capitalization
Schedule 4.4       Third Party Consents
Schedule 4.6       Intellectual Property
Schedule 4.7       Insurance Policies
Schedule 4.8       Contracts
Schedule 4.9       Employees/Contractors
Schedule 4.10      Litigation
Schedule 4.11      Real Property Leases
Schedule 4.12(a)   Personal Property
Schedule 4.12(b)   Leased Personal Property
Schedule 4.13      Transactions with Employees
Schedule 4.14(a)   Asset Seller Financial Statements
Schedule 4.14(b)   Stock Seller Financial Statements
Schedule 4.16      Absence of Certain Changes
Schedule 4.19(a)   Employee Plans
Schedule 4.19(b)   General Employee Severance
Schedule 4.19(c)   ERISA
Schedule 4.19(e)   Vesting
Schedule 4.22      Customers
Schedule 6.6       Trademark Guidelines

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                                   Exhibit A:

                                 The Companies


ZD Market Intelligence SARL

ZD Market Intelligence Ltd. (UK)

ZD Market Intelligence GmbH

ZD Market Intelligence Espana LLC

ZD Market Intelligence Ltd. (Ireland)
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                               PURCHASE AGREEMENT

                              dated August 30, 1999


     The parties to this Purchase Agreement (this "Agreement") are ZD INC., a Delaware corporation with its principal offices at 28 East 28th Street, NY, NY 10016 ("Asset Seller"), ZD Holdings (Europe) Ltd., a company incorporated under the laws of the United Kingdom, with its principal office at One St. Katherine's Way, London E1 9UN ("Stock Seller" and, collectively with the Asset Seller, the "Sellers") and Harte-Hanks, Inc., a Delaware corporation with its principal office at 200 Concord Plaza Drive, San Antonio, Texas 78216 ("Buyer"). Asset Seller and Stock Seller are sometimes referred to herein individually as the "Applicable Seller", as the context requires. As used herein the term "Stock Seller" shall also be deemed to refer to Asset Seller solely with respect to ZD Market Intelligence Ltd. (Ireland) and ZD Market Intelligence Espana LLC, two of the Companies, and the sale of the share capital therein.

     The Asset Seller, through ZD Market Intelligence (the "Division"), and the Stock Seller, through its wholly owned corporations, limited liability companies and other companies listed on Exhibit A hereto (each a "Company" and, collectively, the "Companies"), develop, compile and distribute information on installed and planned technology hardware and software purchases and provide customized service solutions utilizing such information (collectively, the "Business").

     The parties have agreed upon the sale to Buyer of all of the assets primarily used in the Business as conducted by the Asset Seller and all of the share capital in the Companies, in each case upon the terms and conditions set forth in this Agreement.

Accordingly, it is agreed as follows:

1.   SALE AND TRANSFER OF ASSETS AND SHARE CAPITAL.

     1.1. Assets To Be Sold. Subject to the terms and conditions contained herein, at the Closing (as defined in Section 3) Asset Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase and acquire from Asset Seller, all assets, whether real, personal or mixed, whether tangible or intangible (including good will), whether accrued, contingent or otherwise, primarily used in the Business other than the Excluded Assets (as defined in Section 1.3) (the "Assets"). The transactions contemplated by this Section 1.1 are sometimes herein referred to as the "Asset Purchase." The Assets shall include, but are not limited to, the following assets primarily used in the Business:

          (a) all domain names, trademarks, trade names, service marks, trade dress, logos, patents, copyrights, together with the goodwill associated with the foregoing, and all registrations and applications for registration and all claims for infringement of the foregoing, and all trade secrets, know-how and other intellectual property rights, including those set forth on Schedule 4.6;
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          (b) all software programs, technology and software licenses, whether developed, purchased or customized by Asset Seller, including any associated documentation ("Software"), including without limitation the Software listed on
Schedule 1.1(b);

          (c) all databases, marketing information, marketing research data and reports, all prospect, customer and mailing lists, as well as databases and works in progress with respect to any of the foregoing (the "Databases"), including without limitation the Databases listed on Schedule 1.1(c);

          (d) all records, accounts, files and data, whether existing in print or on magnetic or other media;

          (e) all promotional and advertising materials, whether existing in print, video, online, magnetic or other media, and stationery, forms, labels and other materials;

          (f) all contracts, purchase or other orders, leases, licenses, commitments and other agreements and any rights thereunder;

          (g) all office equipment, computers and other equipment, vehicles, furniture, fixtures, supplies, capital improvements and other tangible personal property;

          (h) all prepaid expenses, accounts receivable and other current assets, including the security deposit under any real estate lease, and other similar assets;

          (i) all licenses, permits and approvals; and

          (j) all of Asset Seller's claims or causes of action relating to the Assets or the Business.

     1.2. Share Capital to be Sold. Subject to the terms and conditions contained herein, at the Closing, Stock Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Stock Seller, all of the share capital in the Companies (the "Share Capital") free and clear of all liens, charges, pledges, mortgages, privileges, usufructs, beneficial interests or other dismemberment of share capital or other rights, restrictions or claims in favor of third parties or the Sellers whatsoever without limitation (collectively "Liens") and together with all rights attaching to that share capital but not including the Companies' interest in any Excluded Assets. The transactions contemplated by this Section 1.2 are sometimes herein referred to as the "Equity Purchase."

     1.3. Excluded Assets. Notwithstanding anything herein to the contrary, the following assets relating to the Business are being retained by Asset Seller and Stock Seller, as applicable, and are not being sold, assigned or transferred to Buyer and Buyer will not purchase, obtain any rights with respect to or accept any of the following assets (the "Excluded Assets") in connection with the Asset Purchase or the Equity Purchase:

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          (a) all cash, bank accounts, certificates of deposit, commercial paper, annuities, treasury notes and bills and other marketable securities other than the Share Capital;

          (b) subject to Section 6.3, Asset Seller's rights under any order, lease, contract or other agreement relating to the Business as to which consent to assignment has not been obtained;

          (c) all intercompany balances, whether or not related to the Business;

          (d) all assets primarily used in connection with the Division's former metric businesses, which included the StoreBoard, InfoBeads, Technology User Profile (TUP), MicroDesign Resources and Trendata products (whether or not such assets have been either sold by Asset Seller to third parties or transferred to Asset Seller's other divisions);

          (e) all software, hardware, equipment and other personal property and other centralized or shared assets used by other businesses of the Asset Seller or Stock Seller and not primarily used in connection with the Business;

          (f) the "Ziff-Davis", "ZD", any derivation or other variation of such terms and other trademarks, trade names, service marks, trade dress, domain names or logos of Asset Seller or its parent, Ziff-Davis Inc., or any of its parent's affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933) or divisions subject to Section 6.6 below; and

          (g) the assets specifically described in Schedule 1.3.

     1.4. Assumed Liabilities. Buyer hereby assumes Asset Seller's liabilities for the following: (a) all liabilities and obligations related to the conduct of the Business arising after the Closing; (b) obligations of Asset Seller to perform contracts and other commitments with respect to the conduct of the Business after the Closing; (c) all current liabilities, as reflected on the Asset Seller's Closing Balance Sheet prepared in accordance with Section 2.3;
(d) any payment obligations from and after the Closing Date to Asset Seller Employees (as defined in Section 6.5(b)) who become Buyer's employees ("Transferred Employees") arising out of their employment with Buyer, including the severance arrangements, but excluding the retention bonuses, set forth in
Schedule 4.19(b) and (e) those liabilities set forth in Schedule 1.4 (collectively, the "Assumed Liabilities").

     1.5. Retained Liabilities. Except for the liabilities that Buyer is expressly agreeing to assume pursuant to Section 1.4, Buyer is not assuming and shall have no obligation to pay, perform or discharge any debts, liabilities, claims and obligations relating to Sellers' conduct of the Business prior to the Closing Date, including without limitation: (a) any payment obligations from and after the Closing Date to Asset Seller Employees who do not become Transferred Employees, including severance arrangements, and the retention bonuses payable to Asset Seller's employees set forth in Schedule 4.19(b) and any obligation to the Companies' employees resulting from any measures taken prior to the Closing Date, including as a result of any social plans or redundancies, (b) any liability or obligation of Asset Seller for taxes of any kind (and any penalties or interest due on account thereof), including any tax liability and other

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related costs arising from the transfer by any of the Companies of any Excluded
Asset to the Seller or any affiliated or parent company of the Seller; (c) any liability or obligation with respect to any suits, actions, claims or proceedings pending or threatened on the Closing Date or which results from action taken prior to the Closing Date; (d) any long term debt, including short-term portions thereof, and intercompany liabilities; and (e) any liabilities related to employees, former employees, or Employee Plans (as defined in Section 4.19), including without limitation liabilities under the Ziff-Davis Retirement & Savings Plan through the Closing Date, except as expressly provided in Section 6.5 (collectively, the "Retained Liabilities"). Asset Seller shall retain and shall timely pay, perform and discharge the Retained Liabilities. Furthermore, Buyer is not assuming and shall have no obligation to pay, perform or discharge any debts, costs, liabilities, expenses or obligations relating to (a) any value added taxes or similar taxes currently owed or incurred by the Companies on or prior to the Closing Date (the "VAT Taxes") or (b) any debts, costs, liabilities, expenses or obligations relating to the Sellers or the Companies' employee stock options or similar equity instruments outstanding or proposed or committed to be issued on or prior to the Closing Date (the "Option Obligations"). Asset Seller shall assume, retain and pay all debts, costs, liabilities, expenses or obligations related to the VAT Taxes or the Option Obligations and the VAT Taxes and Option Obligations shall be part of the Retained Liabilities.

2.   CONSIDERATION; ALLOCATION OF PURCHASE PRICES; ADJUSTMENT OF PURCHASE
PRICES.

     2.1. Consideration. In consideration for the Assets to be purchased by Buyer, at the Closing Buyer shall pay to Asset Seller an amount equal to NINETY FOUR MILLION Dollars ($94,000,000) (the "Asset Purchase Price") in immediately available funds by wire transfer at the Closing to the account designated by Asset Seller at least two business days prior to Closing, subject to adjustment as provided in Section 2.3. In consideration for the Share Capital to be purchased by Buyer, at the Closing Buyer shall pay to the Stock Seller, an amount equal to SEVEN MILLION Dollars ($7,000,000) (the "Stock Purchase Price" and, collectively with the Asset Purchase Price, the "Purchase Prices") in immediately available funds by wire transfer at the Closing to the account designated by Stock Seller at least two business days prior to Closing, subject to adjustment as provided in Section 2.3.

     2.2.  Allocation of Purchase Prices.

          (a) The Asset Purchase Price shall be allocated among the Assets in accordance with Schedule 2.2(a). Each party shall use such allocation in all tax and governmental filings, except as may be adjusted by its subsequent agreement with the Internal Revenue Service in connection with an audit or by court decision. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (the "IRS"), Buyer and Asset Seller will disclose such reports to the other prior to filing with the IRS.

          (b) The Stock Purchase Price shall be allocated among the Share Capital in accordance with Schedule 2.2(b). Each of Buyer and Stock Seller shall use such allocation in all tax and governmental filings, except as may be adjusted by its subsequent agreement with the applicable government authority in connection with an audit or by court decision. To the extent

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that disclosures of this allocation are required to be made by the parties to a tax authority having jurisdiction over the Companies, Buyer and Stock Seller will disclose such reports to the other prior to such filing.

     2.3.  Adjustment of Purchase Prices.

          (a) Schedule 4.14(a) contains an unaudited balance sheet of the Division as of June 30, 1999 ("Asset Seller's Pre-Closing Balance Sheet"). Within thirty days after the Closing, Asset Seller will deliver to Buyer an unaudited balance sheet of the Division as of the Closing Date prepared on a basis consistent with Asset Seller's Pre-Closing Balance Sheet ("Asset Seller's Closing Balance Sheet"). Based upon the Asset Seller's Closing Balance Sheet, the parties shall determine the Division's Working Capital (as hereinafter defined). It is the intention of the parties that the Division's Working Capital shall be zero at the Closing Date. For this purpose, the "Division's Working Capital" means (a) the sum of prepaid expenses, net accounts receivable and other current assets purchased by Buyer pursuant to Section 1.l(h) minus (b) the sum of accounts payable, accrued operating expenses, accrued other expenses and other current liabilities that are assumed by Buyer pursuant to Section 1.4(c). Notwithstanding the foregoing, the Division Working Capital shall include deferred revenue associated with (i) Database sales and (ii) unexpired customer license agreements (but only to the extent deferred revenue exceeds the balance as of June 30, 1999) but shall not include retention bonuses and severance arrangements set forth on Schedule 4.19(b), the Retained Liabilities or the Excluded Assets.

          (b) Schedule 4.14(b) contains an unaudited combined balance sheet of the Companies as of June 30, 1999 ("Stock Seller's Pre-Closing Balance Sheet" and, collectively with the Asset Seller's Pre-Closing Balance Sheet, the "Sellers' Pre-Closing Balance Sheets"). Within thirty days after the Closing, Asset Seller will deliver to Buyer an unaudited combined balance sheet of the Companies as of the Closing Date prepared on a basis consistent with Stock Seller's Pre-Closing Balance Sheet ("Stock Seller's Closing Balance Sheet" and, collectively with the Asset Seller's Closing Balance Sheet, the "Sellers' Closing Balance Sheets"). Based upon the Stock Seller's Closing Balance Sheet, the parties shall determine the Companies' Working Capital (as hereinafter defined). It is the intention of the parties that the Companies' Working Capital shall be zero at the Closing Date. For this purpose, the "Companies' Working Capital" means (a) the sum of prepaid expenses, net accounts receivable and other current assets of the Companies minus (b) the sum of accounts payable, accrued operating expenses, accrued other expenses and other current liabilities of the Companies. Notwithstanding the foregoing, the Companies' Working Capital shall include deferred revenue associated with (i) Database sales and (ii) unexpired customer license agreements (but only to the extent deferred revenue exceeds the balance as of June 30, 1999) but shall not include retention bonuses and severance arrangements set forth on Schedule 4.19(b) or Excluded Assets of the Companies. The Companies' Working Capital and Division's Working Capital are sometimes individually referred to herein as the "Applicable Working Capital", as the context requires.

          (c) The Sellers' Pre-Closing Balance Sheets and Sellers' Closing Balance Sheets shall be prepared by Asset Seller and Stock Seller, respectively, from the books and records of Asset Seller and the Companies, respectively, on a basis consistent with U.S. generally accepted accounting principles ("GAAP") consistently applied to the Division and the

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Companies, respectively. Buyer shall have the right to audit any Sellers'
Closing Balance Sheet. Within forty- five days of Buyer's receipt of any Sellers' Closing Balance Sheet, Buyer shall either notify the Applicable Seller of its acceptance of such Sellers' Closing Balance Sheet or present to such Seller its objections to such Seller's Closing Balance Sheet. In the event that Buyer fails to notify the Applicable Seller of its acceptance of, or present its objections to, any Sellers' Balance Sheet within such forty-five day period, such Sellers' Closing Balance Sheet shall be considered accepted by and final and binding upon Buyer. If Buyer presents objections to any Sellers' Closing Balance Sheet and after reasonable, good faith efforts, the parties are unable to resolve their differences within thirty (30) days after Buyer's presentation of its objections to the Applicable Seller, Buyer and such Seller shall submit the differences to a "Big Five" accounting firm having no existing relationship with Buyer or Sellers, nominated by such Seller and reasonably acceptable to Buyer, who, acting as an expert and not as an arbitrator, shall review such Sellers' Closing Balance Sheet and determine all disputed items and such balance sheet as adjusted by such accounting firm shall be binding upon the parties hereto. Buyer shall bear the cost and expense for such accounting firm unless the statement shows an error in the Applicable Seller's calculation of the Applicable Working Capital which is (i) unfavorable to Buyer and (ii) in excess of $100,000, in which case the Applicable Seller shall bear the cost and expense of such accounting firm.

          (d) Within five (5) business days after any Sellers' Closing Balance Sheet becomes final and binding:

               (i) if the amount of Applicable Working Capital indicated on such Sellers' Closing Balance Sheet is less than zero (i.e., negative), then the Applicable Seller shall remit to Buyer, or

               (ii) if the amount of Applicable Working Capital indicated on such Sellers' Closing Balance Sheet is greater than zero, then Buyer shall remit to the Applicable Seller,

by wire transfer of immediately available funds, a payment equal to such Applicable Working Capital, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed from Closing to the date of payment divided by 365.


3. THE CLOSING. The closing of the Asset Purchase and the Equity Purchase contemplated by this Agreement (collectively, the "Closing") shall take place at the offices of Seller at 9:30 AM local time on the second business day following the first date on which of all waiting periods applicable to Asset Purchase and the Equity Purchase under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other similar applicable waiting periods (such as those provided under the European Union merger regulations or any applicable national law), shall have expired or been terminated and all applicable government approvals have been received and all conditions to Closing set forth in Section 8 shall have been satisfied or waived, or at such other time, place and date as Buyer and Sellers may mutually agree. The date of the Closing is referred to as the "Closing Date."

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4.  REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to Buyer that, except as set forth in the disclosure schedules attached hereto:

     4.1. Sellers' Organization and Authority. Each Seller and each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full corporate, partnership, limited liability company or other applicable power and authority to enter into and to perform the transactions contemplated on its part by this Agreement and to carry on its portion of the Business as now conducted by it and to own, lease and operate, in the case of the Asset Seller, the Assets or, in the case of the Companies, its properties, assets (tangible and intangible), rights and goodwill (collectively for |each Company, such Company's "Company Assets" and, collectively for all the Companies, the "Companies' Assets") in each case as it now does. Each of Asset Seller and each Company is duly licensed or qualified to do business and, to the extent such concept is applicable to it, is in good standing in each jurisdiction where the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for such failures to so qualify that would not, alone or in the aggregate, have a Material Adverse Effect. "Material Adverse Effect" shall mean any material adverse effect on (i) the operations, financial condition or results of operations of the Business, (ii) the Assets, the Companies' Assets and the Companies, taken as a whole, or (iii) the Sellers' ability to perform under this Agreement. No other parties have any beneficial ownership, equity or other interest, actual or phantom, in the Business.

     4.2. Capitalization. (a) Schedule 4.2 sets forth the outstanding Share Capital in each Company, all of which is duly authorized, validly issued, fully paid and nonassessible. All share capital contributions have been validly made and have not been redeemed or reimbursed by any Company. The Share Capital represents all of the share capital or equivalent in the Companies. Except for the Share Capital, there is not, and at the Closing there will not be, any share capital in any Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any Company to offer, issue, transfer or sell or to acquire or retire any of its share capital or any agreements, arrangements or understandings granting any person any rights in any Company similar to the Share Capital. All of the Share Capital is owned by Stock Seller free and clear of any liens, charge, encumbrance, restriction or claim (collectively, "Liens"). There are not now, and at the Closing there will not be, any voting trusts or other agreements or understandings to which Stock Seller or any Company is a party or is bound with respect to the voting of the Share Capital. All of the Share Capital was issued by the Companies in compliance with all applicable securities laws.

          (b) The consummation of the Equity Purchase will convey to Buyer good and marketable title to the Share Capital, free and clear of all Liens, except for those created by Buyer.

     4.3. Authority. The execution, delivery and performance by Sellers of (i) this Agreement and (ii) each other document required by this Agreement to be executed and delivered by them to Buyer (the "Seller Other Documents") and the consummation by them of

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the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of each Seller; this Agreement has been, and when executed and delivered as required by this Agreement the Seller Other Documents will be, duly executed by an authorized officer of each Seller; and this Agreement constitutes, and when executed and delivered as required by this Agreement the Seller Other Documents will constitute, valid and binding obligations of each Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4.  No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Seller Other Documents and the consummation of the transactions contemplated herein and therein by each Seller will not: (i) conflict with, or result in a breach of, violation of or default under, the certificate of incorporation, by-laws or other organizational documents of such Seller or any of the Companies;
(ii) conflict with, or result in the breach or termination of, or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) under, or accelerate the performance required by, any material contract, lease, agreement, commitment or other instrument or restriction of any kind to which such Seller or any Company is a party or by which it, any of the Assets or any of the Companies' Assets is bound or affected; (iii) constitute a violation by such Seller or any Company of any applicable statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority; or (iv) result in the creation of any lien, charge, encumbrance, restriction, or claim upon any of the Assets, any Share Capital or any of the Companies' Assets.

          (b) Other than as required under the HSR Act or under the European Union merger regulations or any other similar applicable national law, no consent, approval or authorization of, or designation, declaration or filing with, any governmental or European authority is required on the part of the Sellers or the Companies in connection with the execution, delivery and performance of this Agreement and the other documents referred to in this Agreement and the transactions contemplated herein and therein.

          (c) No consent of any third party is required for the transfer of the Assets or the Share Capital as provided in this Agreement except for those consents set forth on Schedule 4.4.

     4.5. Assets; Companies Assets. Asset Seller has, and at the Closing, Buyer will receive, good and marketable title to all of the Assets and the Companies have, and at the Closing by virtue of the Equity Purchase, Buyer will receive, good and marketable title to all of the Companies' Assets, in each case free and clear of any Lien, except for such Liens that would not materially interfere with the ownership or operation of the Business, the Assets or the Companies' Assets, taken as a whole, and which will not secure any debt as of the Closing Date. All tangible assets constituting Assets or Companies' Assets are in good operating condition and repair, ordinary wear and tear excepted. The Assets and Companies' Assets will constitute all the assets primarily used in the Business as conducted other than the Excluded Assets. The Assets

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and the Companies' Assets (when taken together with working capital and the
Excluded Assets described in paragraphs (b), (e), (f) and (g) of Section 1.3) are adequate and sufficient for the operation of the Business as presently conducted.

     4.6. Trademarks; Intellectual Property. Each of Asset Seller and each Company owns or has the right to use all of the Databases, Software, domain names, trademarks, trade names, service marks, logos, patents and, copyrights used by it in the Business (collectively, the "Intellectual Property"), including those listed on Schedule 4.6. The Business as currently conducted does not infringe upon any trademark, trade name, service mark, logo, patent, copyright or trade secret. No proceedings have been instituted or, to the best of Sellers' knowledge, are pending or threatened to the effect that the use by the Asset Seller or any Company of any Intellectual Property infringes on the rights of any third party and no claim has been received by Sellers alleging any such infringement. To the best of Sellers' knowledge, there is no violation by others of any right of the Business with respect to any Databases, Software, domain names, trademarks, trade names, service marks, logos, patents, copyrights, trade secrets or any other rights to be sold or assigned to Buyer by Asset Seller pursuant to this Agreement or of the Companies. Each of Asset Seller and each Company has taken commercially reasonable steps to safeguard the confidentiality of the information comprising the Databases.

     4.7.  Insurance.   Schedule 4.7 sets forth a list of all insurance policies
covering the Business, the Assets and the Companies' Assets. No notice of cancellation or termination has been received with respect to any such insurance policies , and such policies are in full force and effect. Sellers have no knowledge of any act or omission that could result in cancellation or termination of any such policy prior to its scheduled expiration date. Such insurance policies are sufficient in all material respects for compliance by Asset Seller and the Companies with all requirements of law and with the requirements of all contracts to which Seller or any Company is a party.

     4.8.  Contracts. Except for those contracts set forth on Schedules 4.9,
4.11 and 4.12(b), Schedule 4.8 hereto contains a list of all of the following oral and written contracts, agreements and arrangements (and all supplements and modifications thereto) to which any Seller or any of the Companies is a party:
(i) all contracts, commitments and agreements to which Asset Seller or any Company is a party or by which it is bound relating to the Business that could involve more than $50,000 and that are not terminable by Asset Seller or any Company without penalty to Asset Seller or any Company on notice not exceeding six months; (ii) any contract or agreement relating to the making of any loan, advance, or investment in any person or entity; (iii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person or entity; (iv) any material contract or agreement where any person or entity has agreed not to compete in the Business with either Seller, any Company or any of their affiliates, (v) any contract or agreement, regardless of dollar amount, that is material to the Business as presently conducted or to the Assets, the Companies' Assets and the Companies, taken as a whole; and (vi) any contract, commitment, or agreement limiting the freedom of either Seller (with respect to the Business only) or any Company or their successors or assigns from engaging in any line of business, soliciting employees or customers, or competing with any person or entity. Sellers have made available copies of each agreement listed on Schedules 4.8, 4.9, 4.11 and 4.12(b) (or summaries in the case of oral agreements) for inspection by Buyer.

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Except as set forth in Schedule 4.4, each of the agreements to which Asset
Seller is a party set forth in Schedules 4.8, 4.9, 4.11 and 4.12(b) is fully assignable to Buyer by Asset Seller without the consent of any third parties. Each of the agreements set forth in Schedules 4.8, 4.9, 4.11 and 4.12(b) is presently in full force and effect in accordance with its terms and no condition exists that, with notice or lapse of time or both, would constitute a breach or default by Asset Seller or any Company, or to Sellers' knowledge, by any other party to any of such agreements. Except for such instances that, alone or in the aggregate, would not have a material adverse effect on the Assets, the Companies' Assets or the Business, taken as a whole, no party to any of the agreements has made or asserted any claim of breach, defense, setoff or counterclaim under any of the agreements or has exercised any option granted to it to cancel or terminate its agreement.

     4.9. Employees/Contractors. Except as set forth on Schedule 4.9 hereto, neither Asset Seller nor any Company is a party to or bound by any employment agreement, collective bargaining or other labor agreement in connection with the Business. Schedule 4.9 hereto contains a complete and correct list of (a) each employee of Asset Seller who works for the Division and each employee of the Companies, in each case including job title, compensation and date of hire, and
(b) each independent contractor who works for the Division or any of the Companies for aggregate annual fees in excess of $20,000. Asset Seller and each Company is in compliance in all material respects with all laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours with respect to the Business, and is not engaged in any unfair or illegal labor practice or subcontracting arrangement, and no claim or notice has been received by Sellers or any Company asserting that Asset Seller or any Company is not in such compliance or is engaged in such practices or, to the best of Sellers' knowledge, has been threatened. Except as set forth in Schedule 4.9 hereto, with respect to the Business, neither Asset Seller nor any Company has experienced any labor strike, dispute, union organization attempts, concerted employee activity or any work stoppage due to labor disagreements, and there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Business or, to the best of Sellers' knowledge, threatened. Except as set forth in Schedule 4.9, there are no administrative charges or court complaints against Asset Seller or any Company with respect to the Business concerning alleged employment discrimination or employment related matters pending or, to the best of Sellers' knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any state, federal or foreign court or governmental or regulatory authority or agency. None of the employees of the Companies may claim payment for extra hours performed during the five years preceding the date of this Agreement.

     4.10.  Litigation; Compliance with Laws; Permits. Except as set forth on
Schedule 4.10:

          (a) There are no judicial or administrative actions, suits, arbitration, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened, or any orders, injunctions or decrees outstanding, against or involving the Business or any Asset or Companies' Asset. There are no proceedings pending or, to the best of Sellers' knowledge, threatened which seek to restrain, rescind or in any way restrict, delay or prohibit either Seller's ability to consummate the Asset Purchase or Equity Purchase contemplated on its part hereby. There are no unpaid judgments, injunctions, orders, or decrees, or arbitration decisions or awards

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

outstanding against Asset Seller or any Company with respect to the Assets, the Companies' Assets or the Business.

          (b) Neither Asset Seller nor any Company is in violation in any material respect of any applicable law, regulation, ordinance, or any other requirement of any governmental body or court applicable to the Business and no notice has been received by Sellers or any Company alleging any such violation.

          (c) Each of Asset Seller and each Company has all permits, licenses, registrations, franchises, consents and other authorizations (`Permits") necessary for the conduct of its portion of the Business and is in compliance with all such Permits in all material respects, and such Permits are in full force and effect and, in the case of those relating to the Assets, are assignable to Buyer in accordance with the terms of this Agreement.

     4.11.  Real Property; Realty Leases.   Sellers and the Companies do not own
any real property in connection with the Business. Schedule 4.11 contains a list of all real property leases or other arrangements relating to the premises used by the Business. Complete copies of each realty lease listed on Schedule 4.11 have been delivered to Buyer. There is no default of any material term of any such lease by Asset Seller or any Company or, to the best of Sellers' knowledge, by the other parties thereto and, to the best of Sellers' knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default. Neither of the Sellers nor any Company have received any notice from any governmental body or owner of the leased properties requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with such properties that has not been complied with or settled. The buildings, offices, and any other structures leased or occupied by Asset Seller or any Company in connection with the Business are generally adequate and sufficient for the operation of the Business as currently conducted.

     4.12. Personal Property. The personal property owned, leased or used in connection with the Business is in good operating condition and repair, ordinary wear and tear excepted, and is generally adequate and sufficient for the operation of the Business as currently conducted. All of the personal property primarily used in the Business and with a fair market value in excess of $100,000 is set forth on Schedule 4.12(a). All of the leases for the leased personal property primarily used in the Business and with a fair market value in excess of $50,000 are set forth on Schedule 4.12(b) and, except as set forth on
Schedule 4.12(b), are in full force and effect.  All of the leases set forth on
Schedule 4.12(b) that comprise the Assets are fully assignable to Buyer without third party consents except as set forth on Schedule 4.12(b). Neither Asset Seller nor any Company is in breach of or default under (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default under) any lease of any such personal property purported to be leased by it in connection with the Business.

     4.13. Transactions with Employees. Except as set forth on Schedule 4.13, neither Asset Seller nor any Company has, or is currently, engaged in any transaction and is not a party to any contract with any employee, manager, member, director or officer of the Division or any Company or any of their affiliates, other than employment related agreements entered into in the ordinary course of business and listed on Schedules 4.8 or 4.9.

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

     4.14. Certain Financial Information. Asset Seller has delivered to Buyer copies of (a) unaudited balance sheets of the Business conducted by Asset Seller as of December 31, 1998 and June 30, 1999, and (b) unaudited statements of operations for the Business conducted by Asset Seller for the year ended December 31, 1998 and for the period beginning January 1, 1999 and ending June 30, 1999, which are attached as Schedule 4.14(a) (collectively, "Asset Seller Financial Statements"). The Asset Seller Financial Statements have been prepared in accordance with the books and records of the Business conducted by Asset Seller on a basis consistent with GAAP, and fairly present the assets, liabilities, revenue, expenses and financial position of such Business as of such dates or for the periods indicated. Stock Seller has delivered to Buyer copies of (i) unaudited combined balance sheets of the Companies as of December 31, 1998 and June 30,, 1999, and (ii) unaudited combined statements of operations for the Companies for the year ended December 31, 1998 and for the period beginning January 1, 1999 and ending June 30,, 1999, which are attached as Schedule 4.14(b) (collectively, "Stock Seller Financial Statements" and, collectively with the Asset Seller Financial Statements, the "Financial Statements"). The Stock Seller Financial Statements have been prepared in accordance with the books and records of the Companies on a basis consistent with GAAP, and fairly presents the assets, liabilities, revenue, expenses and financial position of the Companies as of such dates or for the periods indicated. Except as disclosed in the Schedules to this Agreement or in the Financial Statements and for the Retained Liabilities, there are no material undisclosed liabilities relating to the Assets, the Business or any of the Companies, contingent or absolute, other than current liabilities arising in the ordinary course of business subsequent to the Financial Statements, which are of a nature and in amounts consistent with past business practices.

     4.15. Accounts Receivable and Payable. Since June 30, 1999, Asset Seller and the Companies have collected their respective accounts receivable and paid their respective accounts payable relating to the Business in the ordinary course of business. All of the accounts receivable of Asset Seller and the Companies relating to the Business are bona fide accounts receivable that arose in the ordinary course of business for goods delivered or services rendered or to be rendered.

     4.16. Absence of Certain Changes. Since June 30, 1999, each of Asset Seller and each Company has operated its portion of the Business in the ordinary course and consistent with past practice and, except as set forth on Schedule 4.16:

          (a) there has not been any material adverse change in the operations, financial condition or results of operations of the Business or any
material   loss, damage or destruction, including, without limitation, any material reduction in prices charged and received for the Business' products, goods and services (other than any such reduction made in the ordinary course of business), affecting the Assets or the Companies' Assets, taken as a whole, whether or not covered by insurance (collectively, a "Material Adverse Change");

          (b) except with respect to retention bonuses and severance arrangements set forth in Schedule 4.19(b), neither Asset Seller nor any Company has entered into any material transaction or incurred any material liability or obligation except in the ordinary course of business with respect to the Business;

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

          (c) neither Asset Seller nor any Company has incurred, assumed or guaranteed any indebtedness, other than indebtedness to trade creditors incurred in the ordinary course of business with respect to the Business;

          (d) neither Asset Seller nor any Company has made any loan or advance to any person in connection with the Business including, without limitation, any officer, director or employee of the Business other than advances to employees in the ordinary course for travel expenses in accordance with past practice;

          (e) there has been no change in the accounting methods or principles used by Asset Seller or any Company;

          (f) there has been no amendment or termination by Asset Seller or any Company of any material contract, or any waiver of material rights under such contract, other than in the ordinary course of business with respect to the Business, or any breach of any obligations or of any rights of the Asset Seller or any Company under such contracts;

          (g) no mortgage, pledge, lien or encumbrance has been made on any Assets or Companies' Assets; and

          (h) no Assets or Companies' Assets have been sold, leased, or transferred (other than those that have been replaced with Assets or Companies' Assets of equal or greater value).

     4.17. Taxes. All tax returns due by Asset Seller or any Company relating to the Business have been timely filed and all taxes due from Asset Seller or any Company relating to the Business have been fully paid and there is no action, suit, proceeding, audit, claim, lien or assessment pending or, to the best of Sellers' knowledge, proposed with respect to taxes due or with respect to any tax return. The provision made for taxes on the Financial Statements is sufficient for the payment of all taxes and assessments for all periods through the dates thereof in each jurisdiction in which the Business is operated or subject to tax. Each of Asset Seller and each Company has duly withheld and paid all taxes that it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees.

     4.18. Environmental Matters. Each of Asset Seller and each Company is in compliance in all material respects with all environmental laws and regulations applicable to it, including approved assessment or remediation plans (collectively, "Environmental Laws") in connection with the Business and there are no facts, events, conditions, circumstances, activities, practices, incidents, actions or omissions that could reasonably be expected to result in a material liability relating to the Assets, the Companies' Assets, the Business or any Company under any Environmental Law. None of Asset Seller, any Company, nor any agent or employee of Asset Seller or any Company acting on its behalf or at its direction has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any pollutants, dangerous or toxic substances or hazardous wastes or materials or such similar

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

substances as defined in any Environmental Law in connection with the Business. Neither Seller nor any Company has received notice of any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication from any federal, local or foreign agency or authority regarding any actual or threatened release, spill, leak, discharge, disposing or dumping of any such materials in connection with the Business.

     4.19. Employee Plans. Schedule 4.19(a) lists each pension, retirement, profit-sharing, deferred compensation, bonus, phantom stock or other incentive plan, stock option plan, stock purchase plan, deferred compensation arrangement, arrangement in relation to the 35-hour week in France, severance pay arrangement, supplemental executive retirement plan or program, medical, vision, dental, health, life, disability or other welfare plan, or any other employee benefit plan, to which (i) Asset Seller contributes or is a party or is bound with respect to the Division (whether by contract, by collective bargaining agreement, unilateral decision or customary rules or by law) and under which it may have liability with respect to employees or former employees of Asset Seller who worked in the Division (or their dependents or beneficiaries) ("Asset Seller Employee Plans") or (ii) any Company contributes or is a party or is bound (whether by contract, by collective bargaining agreement, unilateral decision or customary rules or by law) and under which it may have liability with respect to employees or former employees of such Company (or their dependents or beneficiaries) ("Companies' Employee Plans" and, collectively with Asset Seller Employee Plans, "Employee Plans"). Sellers have delivered to Buyer copies of all documents, summary plan descriptions and all other documentation created to embody all Employee Plans and any related trusts, insurance contracts or other funding vehicles, plus descriptions of any Employee Plans that have not been reduced to writing. Schedule 4. 19(b) lists all retention bonus plans and severance arrangements provided to the Division employees in connection with the sale of the Business. Except as set forth on
Schedule 4.19(c):

          (a) Each Asset Seller Employee Plan is in substantial compliance with applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code and, if intended to be tax-qualified, received a favorable determination letter from the Internal Revenue Service regarding such Asset Sellers Employee Plan's qualified status under section 401(a) of the Internal Revenue Code.

          (b) Asset Seller has performed all material obligations to which it is subject under ERISA, the Internal Revenue Code and other applicable laws with respect to or under the terms of each Asset Seller Employee Plan. The Companies' Employee Plans are not subject to ERISA, the Internal Revenue Code or any other United States local, state or federal employee benefits related law, regulation, order, rule, requirement or Governmental Approval and comply with the provisions of all applicable national laws. Asset Seller has received no written notice of the existence of any material default or violation by any other party of any such obligations with respect to any Asset Seller Employee Plan.

          (c) Neither Asset Seller, any Company, nor any other corporation, trade or business which is affiliated with Asset Seller or any Company, in the manner described in section 414(b) or (c) of the Internal Revenue Code or section 4001(b)(1) of ERISA, has maintained, or made or been obligated to make contributions to, any plan subject to part 3 of

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

Title I or Title IV of ERISA at any time within the last six years, except for the ZD Events Inc. defined benefit pension plan. (The ZD Events Inc. defined benefit pension plan was terminated in a standard termination in 1997 in accordance with ERISA and all obligations and liabilities thereunder were satisfied and discharged in full in 1998.)

          (d) There are no commitments, obligations, or representations regarding continuation of welfare benefits after termination of employment under any of the Employee Plans, except as required by Part 6 of Title I of ERISA or similar laws.

          (e) Except as expressly set forth in Schedules 4.9 and 4.19(e), the transactions contemplated by this Agreement will not result in the acceleration of the time of payment or vesting of, or increase the amount of, any compensation or benefits payable to any employee or former employee of the Business. Without limiting the foregoing, no excess parachute payments, as defined in Section 280G of the Internal Revenue Code, will occur in connection with the transactions contemplated by this agreement, and none of the Employee Plans or the agreements listed on Schedule 4.9, either singly or in combination, provide for any such excess parachute payments.

          (f) The Companies conform in all material respects with the provisions of any applicable European or national law or regulations in relation to staff delegates and workers' committees, and in a more general manner in relation to the representation of the employees within the Companies.

          4.20. Brokers. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, either Seller or any Company who is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

          4.21. Year 2000 Compliance. All hardware, firmware, Databases, Software and computer systems ("Computer Assets") comprising the Assets and the
Companies' Assets   and, to the Companies' knowledge, the Computer Assets of the
Companies' suppliers that are used in the Business are, or will be on or prior to November 30, 1999, Year 2000 Compliant (as defined below) without incurring more than $250,000 of additional costs or expenses after the Closing Date. As used herein, "Year 2000 Compliant" means, with respect to any Computer Asset,
(i) that the occurrence in or use by the Computer Asset of dates before, on or after January 1, 2000 will not adversely affect the performance of the Computer Asset with respect to date-dependent data, computations, output or other functions (including without limitation calculating, comparing and sequencing),
(ii) the Computer Assets will not abnormally end or provide invalid or incorrect results as a result of date-dependent data and (iii) the Computer Assets can accurately recognize, manage, accommodate and manipulate date-dependent data, including without limitation single and multi-century formulas and leap years.

          4.22 Principal Customers. Schedule 4.22 attached hereto sets forth the twenty largest customers of the Business based on annual revenues for the fiscal year ended December 31, 1998 and for the six months ended June 30, 1999.

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5.   REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to
Seller as follows:

     5.1. Buyer's Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into and to perform the transactions contemplated by this Agreement. Buyer is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions where the failure to qualify would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Buyer or its ability to perform its obligations hereunder or to consummate the transaction contemplated hereby.

     5.2. Authorization of Agreement. The execution, delivery and performance by Buyer of (i) this Agreement and (ii) each other documents required by this Agreement to be executed and delivered by it ("Buyer Other Documents") and the consummation by it of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of Buyer, this Agreement has been, and when executed and delivered as required by this Agreement the Buyer Other Documents will be, duly executed by an authorized officer of Buyer, and this Agreement constitutes, and when executed and delivered as required by this Agreement the Buyer Other Documents will constitute, the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3. No Violation; Consents of Third Parties. The execution, delivery and performance of this Agreement and the Buyer Other Documents by Buyer and the consummation of the transactions contemplated herein and therein by Buyer will not (i) conflict with the certificate of incorporation or by laws of Buyer, or
(ii) constitute a violation by Buyer of any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Buyer. No consent, approval or authorization of, or designation, declaration or filing with, any governmental or European authority (other than under the HSR Act or under the European merger regulations or any other similar applicable national law) is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

     5.4. Brokers. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer who is entitled to any fee or commission from either Seller in connection with the transactions contemplated by this Agreement.

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

6.   FURTHER AGREEMENTS OF THE PARTIES.

     6.1. Access to Records. Sellers shall give, or cause to be given, to Buyer and its representatives, during normal business hours, such reasonable and timely access to the properties, titles, contracts, books, records, files and documents of any Seller or any Company as is reasonably necessary to allow Buyer and its representatives to obtain such information as it may reasonably request, and to make copies of such information to the extent reasonably necessary.

     6.2. Record Retention. Buyer agrees that for a period of not less than five years following the Closing Date, it shall not destroy or otherwise dispose of any records, accounts or files ("Records") relating to the Business prior to the Closing Date. Buyer agrees that it shall make available to Sellers all such Records and permit Sellers and their respective representatives, agents or attorneys to review and, at Sellers' expense, copy such Records relating to the Business at any reasonably convenient time during normal business hours for any proper purpose.

     6.3. Consent; Non-Assignable Agreements. Buyer acknowledges that certain agreements between Asset Seller and third parties require that such third
parties consent to the assignment of such agreements.   Sellers shall use
reasonable efforts to obtain all consents and approvals listed in Schedule 4.4 in form and substance reasonably satisfactory to Buyer. Without in any way limiting the foregoing, Buyer shall reasonably cooperate with and provide assistance to Sellers in obtaining all such consents and approvals. If any consent for any agreement is not obtained, such agreement shall not be assigned, but Sellers shall, to the extent possible without incurring any liability to any third party, keep the agreement in effect and give Buyer the benefit of the agreement to the same extent as if it had been assigned including, without limitation, (a) cooperating with Buyer in holding any rights under agreements for which no consent to assign rights to Buyer is obtained (Non-Assignable Rights) in trust for Buyer or acting as an agent for Buyer; (b) enforcing any rights of the Sellers arising from such Non-Assignable Rights against the issuers thereof or the other party or parties thereto; (c) taking all such actions and doing, or causing to be done, all such things at the request of Buyer as shall be reasonably necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall inure to the benefit of Buyer and (d) paying over to Buyer all monies or other assets collected by or paid to the Sellers in respect of such Non-Assignable Rights. Buyer shall perform the obligations under the agreement relating to the benefit obtained by Buyer. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party.

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

     6.4.   Non-Competition; Confidentiality; Non-Solicitation.

          (a) Sellers agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither Ziff-Davis, Inc. ("Parent") nor Sellers nor any other affiliate of Parent directly or indirectly controlled by it (each, a "Controlled Affiliate") shall engage, whether as principal, partner, co-venturer, owner, stockholder, investor or manager, anywhere in the world, in any business or activity that competes with the Business as it is conducted on the Closing Date, provided that (i) nothing contained in this Section 6.4(a) shall restrict (A) any Controlled Affiliate from and after the date it is sold by Parent to any person or entity not controlled by Parent (a "Third Party Purchaser"), (B) any Third Party Purchaser who acquires a Controlled Affiliate or assets from Parent or any Controlled Affiliate or (C) the publication and distribution of magazines and Internet sites, production of trade shows or conferences, production of television shows, provision of training or educational services by Parent or any Controlled Affiliate; and (ii) this Section shall not apply to the acquisition by Parent or any Controlled Affiliate of (A) any third party which may engage in activities materially competitive to the Business, so long as such activities are less than 15% of that third party's business (B) any investment in publicly traded securities of any entity constituting less than 5% of the outstanding voting securities of such entity.

          (b) After the Closing Date, Sellers shall keep confidential and shall not disclose to any third party, or use in any manner other than as specifically requested by Buyer, any confidential or proprietary information including, without limitation, all customer, prospect and marketing lists, sales data, intellectual property, and trade secrets relating to the Business, the Assets or the Companies' Assets. For purposes of this Agreement, confidential information shall not be deemed to include information generally available to the public (other than as a result of the disclosure by a Seller or any of their affiliates) or information required to be disclosed by law or by court order or the rules of any stock exchange or quotation service on which any securities of Ziff-Davis Inc. are listed or quoted.

          (c) Sellers agree that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Sellers shall not solicit or encourage any person who is or becomes an employee of Buyer after the Closing Date in connection with the Business, to leave Buyer's employ for any reason whatsoever or hire any such person within three months after they have left the Buyer's employ. Parent and Asset Seller shall require any buyer of Parent or Asset Seller's other business units to agree throughout the same period that such buyers will not employ any Transferred Employee in competition with the Business.

          (d) Sellers acknowledge that the remedy at law for breach of any of its covenants under this Section 6.4 may be inadequate and, accordingly, in the event of any breach or threatened breach by Sellers of the provisions of this
Section 6.4, Buyer may be entitled, in addition to all other remedies, to an injunction restraining any such breach.

     6.5.   Employees.

          (a) Buyer shall comply in all material respects with all laws and regulations respecting employment and employment practices in connection with the transfer of any of the

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

Companies' employees to Buyer or the retention of employees by the Companies after the Closing Date.

          (b) Buyer shall offer employment to all of Asset Seller's current employees (including employees temporarily absent from work for disability, worker's compensation or Family Medical and Leave Act ("FMLA") reasons) who are involved primarily in the Business and listed on Schedule 4.9 (each, an "Asset Seller Employee") for cash compensation substantially comparable to that currently being provided to them by Asset Seller. Asset Seller shall use its best efforts to ensure the orderly transfer of the Transferred Employees to Buyer. In the event that Buyer terminates any of the Transferred Employees without cause within the first 60 days after the Closing Date (or such longer periods as may be set forth on Schedule 4.19(b)), Buyer shall provide severance pay in accordance with the Harte-Hanks Communications, Inc. Severance Plan, except that the amount of severance pay shall be the "Enhanced Severance Benefit" set forth on Schedule 4.19(b) and the Transferred Employees shall be credited with their years of service with Asset Seller for this purpose.

          (c) Each Transferred Employee shall: (i) be permitted to carry over a maximum of four (4) weeks of vacation time accrued during his or her employment with Asset Seller; and (ii) receive credit for the period such Transferred Employee was employed by Asset Seller for purposes of determining severance, family leave, eligibility and vesting under Buyer's tax-qualified retirement plan ("Buyer's Plan"), eligibility for disability benefits, eligibility for group health plan coverage, and vacation eligibility and accruals after transfer to Buyer. With respect to any flexible spending accounts maintained by Asset Seller under sections 104, 125 and 129 of the Internal Revenue Code for the benefit of Transferred Employees and subject to Buyer's receipt of reasonably acceptable records and documentation with respect to such accounts, Asset Seller shall transfer to Buyer, and Buyer shall assume, the contribution and benefit payment histories pertaining to, and the assets and liabilities associated with, such accounts, as they appear on the books and records of Asset Seller or their agent as of the Closing Date.

          (d) Buyer shall take all such action as is necessary or appropriate in order to assure that Transferred Employees and their spouses and dependent children covered by Asset Seller's group health plans as of the Closing Date become eligible for coverage under a group health plan of Buyer effective as of the Closing Date. None of the foregoing shall be construed to require Buyer to provide group health plan coverage to any person hired by Buyer subsequent to Closing or Transferred Employees not covered by Asset Seller's group health plans as of the Closing Date. Furthermore, all short-term, long-term and extended disability benefit or worker's compensation obligations (if any) payable to Asset Seller or the Companies' employees and their dependents (including domestic partners and their dependents) who became disabled, claimed or proposed to claim worker's compensation or claimed FMLA benefits before the Closing Date are the responsibility of Sellers and shall be paid directly by the Sellers or their insurance carriers. Sellers shall be solely responsible for providing to Sellers' employees any notices under Part 6 of Title I of ERISA and Internal Revenue Code Section 4980B ("COBRA") that are required with respect to the termination of their employment with Sellers as a result of the transactions contemplated by this agreement, for providing any coverage under COBRA to such employees,

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

and to continue providing any coverages under COBRA to any of Sellers' former employees or covered dependents currently purchasing benefits under COBRA.

          (e) The account balances under the Ziff-Davis Retirement & Savings Plan ("ZD Plan") of all Transferred Employees shall become one hundred percent (100%) vested and non-forfeitable upon the Closing Date. Buyer shall cause its tax-qualified defined contribution plan ("HH Plan") to accept direct rollovers of distributions from the ZD Plan to Transferred Employees, to the extent permitted under section 401(a)(31) of the Internal Revenue Code, and shall use reasonable efforts to facilitate such rollovers and to publicize to Transferred Employees the availability of such rollovers. Transferred Employees shall be permitted to elect direct rollovers of any outstanding plan loans from the ZD Plan to the HH Plan, subject to Buyer's receipt of reasonably satisfactory evidence that such loans comply with applicable provisions of ERISA and the Internal Revenue Code. Asset Seller shall make a discretionary contribution under the ZD Plan to all eligible Asset Seller Employees for the period in 1999 through the Closing Date. That contribution as a percentage of eligible earnings shall not be less than the amount the Asset Seller contributes to its other eligible participants.

          (f) Nothing in this Agreement shall be construed to change the "at will" status of any individual's employment, nor to restrict the right of the Buyer or the Companies to terminate, discipline, or change the employment terms of any employee; nor to affect the Buyer's and the Companies' rights to amend or terminate any of their benefit plans or policies at any time.

     6.6.   Trademark License.

          (a) Asset Seller hereby grant to Buyer a nontransferable, royalty-free license and right for a period of three months commencing on the Closing Date to use, reproduce and distribute the "ZD" trademark (the "Mark") as part of the composite "ZD Market Intelligence" trademark solely in connection with the Business for transition purposes only. Such use shall be in accordance with the trademark guidelines set forth in Schedule 6.6. In the event that Asset Seller reasonably modifies or changes the guidelines, and Asset Seller notifies Buyer of such modification or change, Buyer shall promptly modify its use of the Mark.

          (b) All rights arising from the use of the Mark and/or any similar names or marks (including logos) shall inure solely to Asset Seller's benefit. Buyer agrees that neither Buyer, nor any entity that directly or indirectly owns or controls, is owned or controlled by, or is under common control or ownership with Buyer (a "Buyer Affiliate"), shall use, directly or indirectly, the Mark, or any marks similar thereto, as part of Buyer's or any Buyer Affiliate's own trade name, or in any other way that suggests that there is any relation or affiliation between Asset Seller and Buyer or any Buyer Affiliate other than that created by this Agreement, or as a trademark, service mark or trade name for any other business, product or service. Buyer shall have no interest in the Mark except as expressly provided in this Agreement and shall not claim any other rights therein. Buyer's right to use the Mark shall automatically cease upon the earlier of (i) the expiration or termination of the three-month period following the Closing Date or (ii) Buyer's failure to cure any material breach with respect to its use of the Mark within 15 days' of receipt of written notice from Asset Seller.

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

     6.7. Government Consents and Approvals. The parties shall take all necessary corporate and other action and use all reasonable efforts to obtain promptly all government consents, approvals, permits, licenses, authorizations, exemption and waivers required to carry out the Asset Purchase and the Equity Purchase (collectively "Government Approvals"), including but not limited to filings required under the HSR Act , the European Union merger regulations or any other similar applicable national law, and shall provide the other party such information as the other party may reasonably require to make such filings. Buyer shall be solely responsible for all fees and expenses associated with any filings required by the HSR Act, the European Union merger regime or other similar applicable national law.

     6.8. Expenses. Asset Seller shall pay all transfer taxes, recordation taxes and similar fees associated with the assignment of the realty leases listed on Schedule 4.11. Except as otherwise provided in this Agreement, Buyer and Sellers shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     6.9. Cooperation of the Parties. Sellers and Buyer shall use their reasonable efforts to assist each other in generally effecting an orderly transition in the transfer of the Business. It is contemplated that Sellers and Buyer shall provide transition services to each other following the Closing Date. In connection therewith, at the Closing Sellers and Buyer shall enter into a transition services agreement in the form of Exhibit G hereto. Any and all public announcements concerning the transaction contemplated hereunder shall be jointly agreed upon by Sellers and Buyer.

     6.10.   Sales Tax.   Sellers shall pay any foreign, state or local sales or
transfer tax payable in connection with the Asset Purchase and the Equity Purchase pursuant to this Agreement.

     6.11. Bulk Sale. Buyer and Asset Seller hereby agree to waive the provisions of any bulk sale law that may relate to the sale of Assets under this Agreement. Asset Seller will indemnify and hold Buyer harmless from any claims arising out of such non-compliance in accordance with Section 10.3 below.

     6.12. Conduct of Business. Prior to the Closing, unless Buyer otherwise consents in writing, the Sellers and the Companies will (a) operate the Business solely in the ordinary course and consistent with past practices and use their commercially reasonable efforts to preserve the goodwill of the Business, and of its employees, suppliers, customers, governmental authorities and others having business dealings with it; (b) not engage in any transaction involving the Business, the Assets, the Companies or the Companies' Assets, outside the ordinary course, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) not increase the compensation of any employee involved in the Business other than in the ordinary course and consistent with past practice; (d) maintain all insurance policies referred to in Schedule 4.7 and all Permits; and (e) not take any action that could reasonably be expected to result in a breach of Section 4 of this Agreement.

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

     6.13 Evaluation Material. Promptly after the Closing Date, Parent will exercise its contractual rights to require all persons with whom it entered into confidentiality agreements in connection with the sale of the Assets and the share capital in the Companies to deliver to Parent all copies of the Evaluation Material (as defined in the confidentiality agreements) and to destroy all memoranda, notes and other materials prepared by them or their agents based thereon.

     6.14 Staff Delegates and Works Committees. The staff delegates and works committees of the Companies will be promptly informed and consulted on the transfer of the Share Capital and signing of this agreement in accordance with all relevant provisions of any applicable national law.



     6.15 Further Assurances. At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this Agreement.

7. ADDITIONAL AGREEMENTS AND DOCUMENTS. At the Closing, the parties will execute and deliver the following:

     7.1. Bill of Sale. Asset Seller shall deliver to Buyer a bill of sale in the form of Exhibit B hereto and a trademark assignment in the form of Exhibit C hereto.

     7.2. Assumption Agreement. Buyer shall deliver to Asset Seller an assumption agreement in the form of Exhibit D hereto

     7.3. Certificates or Share Transfer Agreements for Share Capital. Stock Seller shall, depending on the applicable law, deliver to Buyer certificates representing the Share Capital, duly endorsed for transfer or accompanied by duly executed stock powers with all documentary stamps attached, or other appropriate evidence of ownership of the Share Capital under applicable law and of the transfer of ownership of the Share Capital to Buyer in accordance with the terms of this Agreement such as duly executed share transfer agreements in relation to the Share Capital of the Companies concerned.

     7.4. Sellers' Closing Certificate. Each Seller shall deliver to Buyer a certificate of a duly authorized officer of such Seller in the form of Exhibit E hereto.

     7.5. Buyer's Closing Certificate. Buyer shall deliver to Sellers a certificate of a duly authorized officer of Buyer in the form of Exhibit F hereto.

     7.6. Opinion of Sellers' Counsel. Asset Seller shall deliver to Buyer an opinion or opinions of counsel to Asset Seller and Stock Seller in the form of Exhibit H hereto. Asset Seller shall also deliver opinions of counsel in form and substance reasonably satisfactory to Buyer that (a) each of the Companies is validly existing, (b) that at the Closing Date Buyer will receive 100% of the Share Capital of each of the Companies free and clear of all Liens and (c) that the

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

transfer of the Share Capital of each of the Companies will not violate the law of the jurisdiction of incorporation.

8. CONDITIONS TO CLOSING. The obligations of each party (treating the Sellers as one party and Buyer as the other) to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

          (a) All representations and warranties made by the other party in this Agreement shall be true and correct on the Closing Date as though made as of the Closing Date; provided, however, that any representation and warranty of the Sellers shall be deemed to be so true and correct unless its failure to be so true and correct, individually or together with the failures to be so true and correct of all representations and warranties, has had or is reasonably likely to have a Material Adverse Effect; and the other party shall have duly performed or complied with all the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement prior to the Closing Date;

          (b) The Sellers shall have received any and all necessary regulatory approvals and the consent of the lessors under the real property leases described in Schedule 4.11 as pertaining to the U.S. Headquarters and the U.S. Operations/CallCenter;

          (c) No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, any Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connect with, or imposing any condition on, any such transactions.

          (d) The parties shall have entered into the transition services agreement attached hereto as Exhibit G.

          (e) On the Closing Date, there shall not have been any Material Adverse Change since June 30, 1999.

          (f) As of the Closing Date, Asset Seller has entered into an amendment to that certain Subscription Distribution Agreement, dated January 1, 1999 whereby the agreement shall have an initial term lasting through December 31, 2000 and shall continue thereafter subject to either party's right to terminate on 120 days' notice (it being understood that such notice may be delivered 120 days before December, 31, 2000.)


9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND RELATED MATTERS

     9.1. Survival; Remedy For Breach. The representations and warranties contained herein, in any Schedule hereto or in any other writing delivered by any party to any other party pursuant hereto shall survive the Closing and continue in full force and effect for a period of 18 months from and after the Closing Date, except for the representations and warranties contained

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

in Sections 4.2, 4.3, 4.5 (the first sentence thereof), 4.17, and 4.19 which shall continue until claims thereunder would be barred by the applicable statute of limitations.

     9.2. Warranty Claim. Notwithstanding any contrary provision of this Agreement, it is expressly agreed that each party's sole remedy for any breach of any representation and warranty of the other party contained herein shall be the indemnification provided for in Section 10 (except with respect to claims of fraud in regard to or willful breach of any such representation or warranty).

10.  INDEMNIFICATION AND RELATED MATTERS

     10.1. Indemnification By Sellers. From and after the Closing, Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its officers, directors, affiliates, stockholders, employees and agents from and against any and all damages arising from, in connection with or as a result of:
(a) any breach of any representation or warranty of Sellers set forth in this Agreement, (b) any failure of Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement; (c) any tax or other liabilities relating to the Companies interests in the Excluded Assets being retained by Sellers (d) the failure of Sellers to pay, perform or discharge any of the Retained Liabilities or (e) claims by third parties against the Buyer relating to the operation and ownership by Sellers of the Assets or Equity Interests and the conduct of the Business by Sellers or the Companies prior to the Closing Date. As used hereinafter in Sections 10.1 and 10.2, the term "damages" means any and all losses, damages, judgments, liabilities, settlements (but only to the extent permitted under Section 10.3), expenses, obligations, fines, penalties and other costs incurred or suffered including, without limitation, reasonable attorneys' fees.

     10.2. Indemnification By Buyer. From and after the Closing, Buyer shall indemnify and hold harmless each Seller and its officers, directors, affiliates, stockholders, employees and agents from and against any and all damages arising from, in connection with or as a result of: (a) any breach of any representation or warranty of Buyer set forth in this Agreement; (b) any failure of Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; (c) Buyer's ownership and/or operation of the Business, the Share Capital, the Companies' Assets or the Assets after the Closing; or (d) the failure of Buyer to pay, perform or discharge any of the Assumed Liabilities.

     10.3.  Indemnification; Notice and Settlement.

            (a)  A party seeking indemnification pursuant to Sections 10.1 or
10.2 (an "Indemnified Party") shall promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder, after the Indemnified Party has actual knowledge of such claim. The written notice shall specify all facts then known to the Indemnified Party giving rise to the indemnification right. Any failure to give such notice shall only relieve the Indemnifying Party from its indemnification obligations to the extent that it is actually prejudiced by such failure

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

          (b) The Indemnifying Party shall be entitled, upon its election, by written notice given to the Indemnified Party within 30 days after the date on which notice of a claim or demand is given by the Indemnifying Party in accordance with Section 10.3(a), to assume the defense or prosecution of that claim and any litigation resulting therefrom at its expense and through counsel of its own choosing and reasonably acceptable to the Indemnified Party. After such assumption in any such suit, action or proceeding, the Indemnified Party shall have the right to participate therein and to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense. The Indemnifying Party may settle any claim as it deems fit; provided, however, that if any settlement shall impose any restriction or affirmative obligation (including any obligation to make any payments of any kind) upon the Indemnified Party, no settlement shall be made without its consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does not assume the defense or prosecution of any such Claim or litigation, the Indemnified Party may defend against or prosecute such Claim or litigation and may settle such Claim or litigation with the consent of the Indemnifying Party, such consent shall not be unreasonably withheld or delayed.

          (c) The Indemnified Party shall reasonably cooperate with the Indemnifying Party in contesting any claim that the Indemnifying Party legitimately elects to contest, or, if appropriate, in the making of any counterclaim against the person asserting the claim or any cross-complaint against any person. The Indemnifying Party will promptly reimburse the Indemnified Party for any reasonable expenses incurred by the Indemnified Party in cooperating with the Indemnifying Party.

      10.4. Certain Limitations. Notwithstanding anything to the contrary contained herein, no party shall be entitled to recover indemnification under
Section 10.1(a) or Section 10.2(a) in respect of any claim until the aggregate of all claims by such party exceeds $1 million, in which case the other party shall only be liable for such excess. In order to be eligible for indemnification, any claim by a party under Section 10.1(a) or 10.2(a) must be received by the other party prior to the date on which the representation and warranty giving rise to the claim ceases to survive pursuant to Section 9.1.

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE SELLERS' OR BUYER'S AGGREGATE LIABILITY UNDER THE PROVISIONS OF THIS AGREEMENT EXCEED THE PURCHASE PRICES.

12. TERMINATION. This Agreement may be terminated and the transactions may be abandoned at any time prior to Closing: (a) by the written consent of Buyer and Sellers; (b) by either Buyer or Sellers if the Closing shall not have occurred on or before December 31, 1999; provided that the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date. In the event of termination pursuant to this Section, all obligations of the parties to each other hereunder shall terminate, and no party shall have any liability to the other party under this Agreement; provided that such termination shall not relieve either party from any liability for any breach of this

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

Agreement. In the event of such termination, the provisions of the Confidentiality Agreement dated July 2, 1999 between Buyer and Sellers' agent shall continue in full force in accordance with its terms.

13.  MISCELLANEOUS.

     13.1. Entire Agreement. This Agreement, together with the Schedules hereto, contains and is intended as, a complete statement of all of the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

     13.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York and without application of the conflict of law principles thereof. In connection with any proceeding arising from this Agreement or the transactions contemplated herein, the parties hereby irrevocably consent to the exclusive jurisdiction of any Federal court or state court located in the Borough of Manhattan, The City of New York, NY.

     13.3. No Third Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto, respectively, as their interests shall appear, and shall not be deemed to be for the benefit of any other person or entity or group of persons or entities.

     13.4. Headings. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     13.5. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or mailed by certified or registered mail, return receipt requested, or sent by overnight courier, to the parties at the addresses set forth in the first paragraph of this Agreement (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision). In addition, all notices sent to Sellers shall be sent to the attention of President with recopy of notices relating to breach or interpretation of this Agreement to the Legal Department at Ziff-Davis Inc., 28 East 28th Street, New York, New York 10016-7930.

     13.6. Separability. If any provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while most nearly preserving its original intent; such invalidity shall not render invalid or unenforceable the remaining terms and provisions of this Agreement.

     13.7. Waiver. Any party may waive compliance by another with any of the provisions of this Agreement, provided that such waiver is in writing and signed by the party against whom enforcement is sought. No waiver of any provision shall be construed as a waiver of any other provision.

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

     13.8. Assignment. Neither of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other parties; provided that Buyer may assign any or all of its rights (but not its obligations) hereunder to one or more of its wholly-owned subsidiaries. Any attempted assignment in violation of this provision shall be void.

     13.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together) shall constitute one and the same instrument.

     13.10. Interpretation Against the Draftsperson. Each party hereto has reviewed and commented upon or fully participated in the preparation of this Agreement. In no event will any provision of this Agreement be interpreted to the disadvantage of any party based on such party's having been the draftsperson of such provision.

     13.11. Parent Guaranty. Parent for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby irrevocably, unconditionally and absolutely guaranty the payment and performance by the Sellers of their obligations hereunder and any extensions, modifications or substitution thereof, which may be agreed upon by and among the Sellers and the Buyer. Parent represents and warrants that: (i) it has all the corporate power and authority to execute this Agreement and perform its obligations hereunder, (ii) all necessary action, corporate or otherwise, for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken and (iii) this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such
enforceability is considered in a proceeding in equity or at law)..   Guarantor
hereby waives, to the maximum extent permitted by law, any present or future facts or circumstances that could constitute a legal or equitable defense to, or discharge of, a guarantor or surety; provided that the foregoing shall not constitute a waiver by Parent of any defenses available to the Sellers

                       [Signature Pages Follow This Page]

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     IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement as of the date set forth in the first paragraph above.


ZD INC.


By:    /s/ TIMOTHY C. O'BRIEN
   -------------------------------
   Name: Timothy C. O'Brien
   Title: Chief Financial Officer


ZD HOLDINGS (EUROPE) LTD.



By:    /s/ RON FISHER
   -------------------------------
   Name: Ron Fisher
   Title: Director


ZIFF-DAVIS, INC.


By:    /s/ TIMOTHY C. O'BRIEN
   -------------------------------
   Name: Timothy C. O'Brien
   Title: Chief Financial Officer


HARTE-HANKS, INC.


By:    /s/ DONALD R. CREWS
   -------------------------------
   Name: Donald R. Crews
   Title: Senior Vice President, Legal

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